Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS RELEASE

Date Submitted: April 29, 2014	Contact: Samuel G. Stone
NASDAQ Symbol: FBMI	Executive Vice President and
Chief Financial Officer
(989) 466-7325

FIRSTBANK CORPORATION ANNOUNCES

FIRST QUARTER 2014 RESULTS

Highlights Include:

●	For the first quarter of 2014, diluted earnings per share were $0.29, compared to $0.33 for the first quarter of 2013
●	Merger related expenses and a prepayment fee on high cost funding reduced first quarter 2014 earnings per share by $0.12
●	Provision expense in first quarter of 2014 continued at zero due to continued improvement in asset quality metrics and strong level of reserves
●	Non-accrual loans fell 6.4% in the quarter and 27% from year-ago; other real estate owned reduced 35% from the prior quarter and 66% less than year-ago
●	Merger with Mercantile Bank Corporation awaiting Federal Reserve approval
●	Equity ratios remained strong with affiliate banks continuing to exceed regulatory well-capitalized requirements

Alma, Michigan (FBMI) ---- Thomas R. Sullivan, President and Chief Executive Officer of Firstbank Corporation, announced net income of $2,350,000 for the first quarter of 2014, decreasing 17.9% from $2,863,000 for the first quarter of 2013, with net income available to common shareholders of $2,350,000 in the first quarter of 2014 decreasing 11.3% from $2,654,000 in the first quarter of 2013. Diluted earnings per share were $0.29 in the first quarter of 2014 compared to $0. 33 in the first quarter of 2013. Returns on average assets and average equity for the first quarter of 2014 were 0. 63% and 6.8%, respectively, compared to 0.77% and 7.9% respectively in the first quarter of 2013.

Certain factors should be considered in understanding the first quarter results. In the first quarter of 2014, $6.8 million of Federal Home Loan Bank advances were prepaid, because the cost of funds was high and the funds were not needed. The advances carried interest rates ranging from 7.30% to 4.58%. A prepayment fee of $1,260,000 was incurred and expensed in the quarter. Also, expenses related to the pending merger with Mercantile Bank Corporation in the amount of $251,000 were recorded in the quarter. The prepayment fee and merger related expenses reduced after tax earnings and net income available to common shareholders by $1,004,000. Correspondingly, they reduced diluted earnings per share by $0.12 in the quarter.

Mr. Sullivan stated, “Firstbank Corporation continues to make excellent progress as a stand-alone company while we await Federal Reserve action on our pending merger with the equally-sized Mercantile Bank Corporation. In particular, asset quality metrics continue to improve, with, for example, non-accrual loans dropping below the $10 million mark for the first quarter-end since September of 2007. Our management team continues to work with Mercantile’s management team to be fully prepared for the integration of our operations following the merger. Progress is on track and going very smoothly. We incurred some merger related expense in the first quarter, and we incurred the expense of pre-paying certain high cost borrowings on our books. The elimination of the related high cost interest expense will help earnings going forward and will continue to benefit earnings of the combined company after the merger.

“Our lenders and customer service personnel remain focused on serving our customers, and they continue to do an excellent job in this regard.”

Provision for Loan Losses. The provision for loan losses was zero in the first quarter of 2014 (as well as zero in the third and fourth quarters of 2013), compared to the $1,278,000 amount required in the first quarter of 2013. Net charge-offs of $1,018,000 in the first quarter of 2014 were related predominantly to loans that had been specifically provided for previously. Improving risk measures and strong level of allowance for loan losses made it unnecessary to provide additional amounts to the allowance in the quarter.

Net Interest Income. Net interest income, at $12,819,000 in the first quarter of 2014 was 1.5%, lower than in the first quarter of 2013, as a result of a 1.1% decline in the level of average earning assets and a stable net interest margin compared to the year-ago quarter. Net interest margin in the first quarter of 2014 was 3.83% compared to 3.84% in the fourth quarter of 2013. The yield on average earning assets decreased by 5 basis point, to 4.20% in the first quarter of 2014 from 4.25% in the fourth quarter of 2013. The cost of funds to average earning assets declined by 4 basis point, to 0.37% in the first quarter of 2014 from 0.41% in the fourth quarter of 2013.

Non-interest Income. Total non-interest income, at $1,930,000 in the first quarter of 2014, was 33% lower than in the first quarter of 2013, as mortgage refinance volume continued at much lower levels than year-ago. Gain on sale of mortgages, at $318,000 in the first quarter of 2014, decreased 38% compared to the fourth quarter of 2013 and was 80% less than the year-ago level. The category of “other” non-interest income, at $480,000 in the first quarter of 2014, was similar to the amount in the fourth quarter of 2013, and it was 20% more than in the first quarter of 2013, primarily due to greater gain on sale of other real estate somewhat offset by reduced income from title insurance when compared to that quarter. Net gain on sale of other real estate in the first quarter of 2014 was $224,000.

Non-interest Expense. Total non-interest expense, at $11,439,000 in the first quarter of 2014, was 7.9% or $838,000 more than the level in the first quarter of 2013, with the $1,260,000 Federal Home Loan Bank prepayment fee and $251,000 of merger related expenses included in the first quarter of 2014. Salaries and employee benefits decreased 0.7% from the level in the first quarter of 2013. Occupancy and equipment costs were 5.4% more than the amount in last year’s first quarter mostly due to upgrades of computer equipment and some weather related increases in maintenance costs. The category of “other” non-interest expense, totaling $3,569,000 in the first quarter of 2014, increased due to the prepayment fee mentioned above with some offsets related to discontinuation of a rewards points program and reduction of various other expenses. Write-downs of valuations of other real estate owned (OREO) included in the category were $106,000 in the first quarter of 2014 and expenses related to the maintenance of OREO properties were $47,000.

Total Assets. Total assets of Firstbank Corporation at March 31, 2014, were $1.500 billion, a decrease of 1.0% from year-ago. Total portfolio loans of $970 million increased 0.9% from the level at March 31, 2013. Commercial and commercial real estate loans decreased 1.7% in the first quarter of 2014, but were 1.6% more than year ago, and real estate construction loans decreased 9.0% from year ago. Residential mortgage loans decreased 1.4% in the first quarter of 2014, but were 1.6% more than year ago. Consumer loans decreased 4.9% in the first quarter of 2014 and were 0.1% below year ago. Firstbank continues to have ample capital and funding resources to increase loans on its balance sheet. Total deposits as of March 31, 2014, were $1.250 billion, compared to $1.257 billion at March 31, 2013, a decrease of 0.6%. Core deposits at March 31, 2014, were 0.8% below the year-ago level, but they increased 1.4% in the first quarter of 2014.

Net Charge-offs. Net charge-offs were $1,018,000 in the first quarter of 2014, decreasing from $1,609,000 in the fourth quarter of 2013 and decreasing from $1,770,000 in the first quarter of 2013. In the first quarter of 2014, net charge-offs annualized represented 0.42% of average loans, compared to 0.65% in the fourth quarter of 2013 and 0.73% in the first quarter of 2013.

Allowance and Asset Quality. Asset quality metrics continued to improve in the first quarter of 2014, indicating a lesser need for reserves. At the end of the first quarter of 2014 the ratio of the allowance for loan losses to loans was 1.75%, compared to 1.82% at December 31, 2013, and 2.17% at March 31, 2013. Performing adjusted loans (troubled debt restructurings, or TDRs) remained at a stable level and were $19,584,000 at March 31, 2014, compared to $20,697,000 at December 31, 2013, and $20,898,000 at March 31, 2013. Loans past due over 90 days and accruing interest were $119,000 at March 31, 2014, compared to zero at December 31, 2013, and $64,000 at March 31, 2013. Non-accrual loans were $9,431,000 at March 31, 2014, a decrease of 6.4% from the level at December 31, 2013, and a decrease of 27% from the $12,872,000 amount at March 31, 2013.

Other real estate owned decreased to $1,202,000 at March 31, 2014, compared to the $1,838,000 level at December 31, 2013, and was down 66% from the $3,541,000 level at March 31, 2013.

Equity to Assets Ratio. The ratio of average equity to average assets remained a strong 9.4% in the first quarter of 2014, increasing from 9.3% in the fourth quarter of 2013 and in line with the 9.8% of the year-ago first quarter. Firstbank Corporation’s affiliate banks continue to meet or exceed regulatory well-capitalized requirements.

Firstbank Corporation, headquartered in Alma, Michigan, is a bank holding company using a community bank local decision-making format with assets of $1.5 billion and 46 banking offices serving Michigan’s Lower Peninsula. Firstbank Corporation has a pending merger with the similarly sized Mercantile Bank Corporation.

This press release contains certain forward-looking statements that involve risks and uncertainties. When used in this press release the words “anticipate,” “believe,” “expect,” “hopeful,” “potential,” “should,” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, timing of regulatory approvals and the completion of the merger, future business growth, changes in interest rates, loan charge-off rates, demand for new loans, future profitability, and the resolution of problem loans. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, markets, products, services, interest rates and fees for services. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

FIRSTBANK CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands except per share data)
UNAUDITED

	Three Months Ended:
	Mar 31	Dec 31	Mar 31
	2014	2013	2013
Interest income:
Interest and fees on loans	$12,518	$12,909	$13,284
Investment securities
Taxable	1,077	1,078	962
Exempt from federal income tax	448	449	371
Short term investments	32	32	55
Total interest income	14,075	14,468	14,672

Interest expense:
Deposits	1,041	1,114	1,350
Notes payable and other borrowing	215	312	310
Total interest expense	1,256	1,426	1,660

Net interest income	12,819	13,042	13,012
Provision for loan losses	0	0	1,278
Net interest income after provision for loan losses	12,819	13,042	11,734

Noninterest income:
Gain on sale of mortgage loans	318	514	1,561
Service charges on deposit accounts	977	1,029	1,020
Gain on trading account securities	0	10	0
Gain on sale of AFS securities	1	282	50
Mortgage servicing	154	117	(136)
Other	480	482	400
Total noninterest income	1,930	2,434	2,895

Noninterest expense:
Salaries and employee benefits	5,877	5,853	5,918
Occupancy and equipment	1,432	1,285	1,359
Amortization of intangibles	79	78	102
FDIC insurance premium	231	221	259
Other	3,569	3,365	2,963
Merger related expense	251	133
Total noninterest expense	11,439	10,935	10,601

Income before federal income taxes	3,310	4,541	4,028
Federal income taxes	960	1,382	1,165
Net Income	2,350	3,159	2,863
Preferred Stock Dividends	0	0	209
Net Income available to Common Shareholders	$2,350	$3,159	$2,654

Fully Tax Equivalent Net Interest Income	$13,091	$13,307	$13,232

Per Share Data:
Basic Earnings	$0.29	$0.39	$0.33
Diluted Earnings	$0.29	$0.39	$0.33
Dividends Paid	$0.06	$0.06	$0.06

Performance Ratios:
Return on Average Assets (a)	0.63%	0.85%	0.77%
Return on Average Equity (a)	6.8%	9.2%	7.9%
Net Interest Margin (FTE) (a)	3.83%	3.84%	3.83%
Book Value Per Share (b)	$17.32	$17.04	$16.49
Tangible Book Value per Share (b)	$12.86	$12.57	$11.96
Average Equity/Average Assets	9.4%	9.3%	9.8%
Net Charge-offs	$1,018	$1,609	$1,770
Net Charge-offs as a % of Average Loans (c)(a)	0.42%	0.65%	0.73%

(a) Annualized
(b) Period End
(c) Total loans less loans held for sale

FIRSTBANK CORPORATION
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
UNAUDITED

	Mar 31	Dec 31	Mar 31
	2014	2013	2013
ASSETS

Cash and cash equivalents:
Cash and due from banks	$27,907	$28,874	$23,275
Short term investments	67,591	46,724	90,419
Total cash and cash equivalents	95,498	75,598	113,694

Securities available for sale	359,881	343,620	360,942
Federal Home Loan Bank stock	7,266	7,266	7,266
Loans:
Loans held for sale	69	401	3,022
Portfolio loans:
Commercial	163,133	167,047	150,845
Commercial real estate	354,713	359,920	358,957
Residential mortgage	334,820	339,608	329,428
Real estate construction	51,822	52,155	56,940
Consumer	65,064	68,416	65,148
Total portfolio loans	969,552	987,146	961,318
Less allowance for loan losses	(16,979)	(17,997)	(20,848)
Net portfolio loans	952,573	969,149	940,470

Premises and equipment, net	24,219	24,169	24,499
Goodwill	35,513	35,513	35,513
Other intangibles	517	596	863
Other assets	24,871	23,413	29,234
TOTAL ASSETS	$1,500,407	$1,479,725	$1,515,503

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES

Deposits:
Noninterest bearing accounts	$265,579	$267,405	$243,126
Interest bearing accounts:
Demand	372,693	360,834	371,929
Savings	297,611	282,341	281,043
Time	294,364	302,998	343,495
Wholesale CD's	19,289	19,214	17,285
Total deposits	1,249,536	1,232,792	1,256,878

Securities sold under agreements to repurchase and overnight borrowings	55,741	47,635	43,065
FHLB Advances and notes payable	12,000	19,790	19,959
Subordinated Debt	36,084	36,084	36,084
Accrued interest and other liabilities	6,985	5,798	10,150
Total liabilities	1,360,346	1,342,099	1,366,136

SHAREHOLDERS' EQUITY
Preferred stock; no par value, 300,000 shares authorized, 33,000 outstanding	0	0	16,912
Common stock; 20,000,000 shares authorized	116,733	116,640	115,861
Retained earnings	22,604	20,739	13,085
Accumulated other comprehensive income	724	247	3,509
Total shareholders' equity	140,061	137,626	149,367
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,500,407	$1,479,725	$1,515,503

Common stock shares issued and outstanding	8,087,421	8,077,022	8,032,661
Principal Balance of Loans Serviced for Others ($mil)	$598.9	$604.9	$606.7

Asset Quality Information:
Performing Adjusted Loans (TDRs) (b)	19,584	20,697	20,898
Loans Past Due over 90 Days	119	-	64
Non-Accrual Loans	9,431	10,077	12,872
Other Real Estate Owned	1,202	1,838	3,541
Allowance for Loan Loss as a % of Loans (a)	1.75%	1.82%	2.17%

Quarterly Average Balances:
Total Portfolio Loans (a)	$980,226	$982,686	$963,994
Total Earning Assets	1,382,116	1,377,067	1,396,999
Total Shareholders' Equity	139,282	137,317	147,384
Total Assets	1,483,172	1,479,776	1,508,084
Diluted Shares Outstanding	8,161,873	8,157,854	8,063,604

(a) Total Loans less loans held for sale
(b) Troubled Debt Restructurings in Call Reports